Exhibit 99.1

Popular, Inc. Appoints Carlos J. Vázquez as Chief Financial Officer; Jorge Junquera Named as Vice Chairman and Special Assistant to the CEO

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 24, 2013--Popular, Inc. (NASDAQ:BPOP) announced today that Carlos J. Vázquez, currently President of Popular Community Bank, will become Chief Financial Officer of the Company, effective as of March 15, 2013. Mr. Vázquez will succeed Jorge Junquera, who will assume the new role of Vice Chairman and Special Assistant to the CEO. Mr. Manuel Chinea will assume the role of Chief Operating Officer of Popular Community Bank.

Richard Carrión, President and Chief Executive Officer of the Company, stated that “Carlos’ diverse experience and knowledge of the various operations of Popular make him a perfect candidate to assume the role of CFO.”

In his new role, Mr. Junquera will, among other things, assist in business development initiatives and help oversee the Company’s portfolio investments. He will also represent the Company on various boards of directors of entities in which the Company has an ownership interest. Mr. Junquera stated that “after working for Popular for over 40 years, 16 of which I served as CFO, I look forward to this transition by assuming a role in which I can focus on business development initiatives rather than on day-to-day management responsibilities.”

Mr. Carrión stated that, “in his role as CFO, Jorge has made an invaluable contribution to Popular. One of his most important contributions was to provide strong leadership during the recent financial crisis and ensure that the Corporation and its banking subsidiaries always maintained adequate levels of capital and liquidity during that difficult period. We thank him for his years of dedicated service to the Company. In his new role, I am sure that Jorge will continue to make an important contribution to the future success of the Company.”

Mr. Vázquez has been with the Company in senior management for more than 15 years. Before assuming his current role as President of Popular Community Bank, Mr. Vázquez was in charge of Consumer Credit in Puerto Rico and prior to that he served as the Chief Risk Officer of the Company. Prior to joining the Company, Mr. Vázquez worked at JP Morgan & Co. where he held various investment banking and capital markets positions. Mr. Vázquez is 54 years old and is a graduate of the School of Engineering of the Rensselaer Polytechnic Institute and obtained an MBA from the Harvard Business School.

Mr. Chinea has over 23 years of service at Popular. Some of his previous responsibilities were Retail Banking Operations, Marketing, Product Development Care Center, Popular Investments, and Consumer Loan Units, among others. Mr. Carrión stated that, “Manuel knows our US operations well and I am confident that he will greatly benefit our Institution.” Mr. Chinea will commence in his new role effective on January 28, 2013.

Mr. Carrión noted that the changes were part of Popular’s normal management succession process and reflected the depth of talent available in the Company.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

CONTACT:
Popular, Inc.
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile